ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                             QUIKBYTE SOFTWARE, INC.
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     Pursuant to Section 7-110-106 of the Colorado Business Corporation Act
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         The undersigned President of QuikByte Software, Inc. ("Corporation")
DOES HEREBY CERTIFY:

         FIRST:  The name of the Corporation is QuikByte Software, Inc.

         SECOND: Article II of the Articles of Incorporation is amended by deleting the first paragraph thereof in its entirety and substituting a new first paragraph in lieu thereof to read as follows:


                  The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 252,000,000 shares, of which 250,000,000 shares shall be classified as common stock, $0.0001 par value per share ("Common Stock"), and 2,000,000 shares shall be classified as preferred stock, $0.0001 par value per share ("Preferred Stock"). The Common Stock and the Preferred Stock shall each constitute a separate class of shares.

         THIRD: Every twenty (20) shares of the Corporation's Common Stock outstanding on March 7, 2007 ("Old Common Stock") shall automatically, without any action on the part of the holder thereof or the Corporation, be combined into and shall become one (1) fully paid and non-assessable share of the Corporation's Common Stock ("New Common Stock"). Each holder of a certificate or certificates representing Old Common Stock shall be entitled, upon surrender of such certificate or certificates to the Corporation for cancellation, to new certificates representing the number of shares of New Common Stock as provided herein. A surrender of the certificates representing Old Common Stock is required before the issuance of a certificate or certificates representing New Common Stock, except for those certificates representing Old Common Stock that are held in street name as of March 7, 2007. The certificates representing the New Common Stock will be transmitted to the stockholders of record upon surrender of the certificates representing the Old Common Stock. No fractional shares of Common Stock or scrip certificate therefor will be issued to the holders of the shares of Old Common Stock by reason of the foregoing one-for-twenty reverse stock split. Any fractions resulting from the reverse stock split computation will be rounded up to the next whole share. The total number of shares of Common Stock that the Corporation shall have the authority to issue shall remain 250,000,000 shares after the reverse stock split.

         FOURTH: These Articles of Amendment to the Articles of Incorporation were proposed and recommended for shareholder approval by the Board of Directors of the Corporation pursuant to the unanimous written consent of the Board of Directors of the Corporation in lieu of meeting dated February 2, 2007. At the Annual Meeting of Stockholders held on February 20, 2007, the number of votes cast in favor of the amendments set forth herein by the stockholders of the Corporation was sufficient for approval of the amendments.

         IN WITNESS WHEREOF, I have executed this Certificate of Amendment this 28th day of February, 2007.



                                                     /s/ Reed Clayson
                                                         Reed Clayson, President